Exhibit 99.1

FOR IMMEDIATE RELEASE

Patrick J. Haveron, CPA
Executive Vice President – Chief Executive Officer
Preserver Group, Inc.
95 Route 17 South
Paramus, NJ 07653
201-291-2112
E-mail: phaveron@preserver.com

PRESERVER GROUP, INC. ANNOUNCES

THIRD QUARTER AND NINE MONTH RESULTS, ADDITIONAL

NEW JERSEY PRIVATE PASSENGER AUTOMOBILE DEVELOPMENTS

PARAMUS, NEW JERSEY,  November 14, 2001 – Preserver Group, Inc. (NASDAQ: PRES) (the “Company”) today reported its results for the third quarter and nine months ended September 30, 2001. Book value was $15.22 per share at September 30, 2001.

For the three months ended September 30, 2001, revenues were $27,150,148 as compared to $24,645,495 for the same period in 2000. Net loss for the third quarter 2001 was $199,860 or $.09 per share, as compared to net income (restated) of $707,522 or $.33 basic and $.31 diluted per share for the same period in 2000.

For the nine months ended September 30, 2001, revenues were $75,856,318 as compared to $66,797,433 for the same period in 2000. Net loss for 2001 was $306,247 or $.14 per share, as compared to net income (restated) of $1,537,551 or $.73 basic and $.71 diluted per share for the same period in 2000.

As previously announced, the Company incurred limited losses from the September 11 terrorist attack on the World Trade Center. After application of reinsurance and Federal income taxes, the Company’s net loss from the September 11 attacks is $425,370 or $.20 per share. The gross loss before reinsurance is presently estimated to be $1.4 million. The Company insures approximately 15 small business policies in the affected areas of lower Manhattan, exclusively restaurant coverages. The Company may also have a limited number of automobile and related claims, principally from New Jersey, related to insureds that may have been at or near the site of the attacks, although only one has been reported to date.

Excluding the September 11 losses, net income was $225,510 or $.11 per share for the 2001 third quarter and $119,123 or $.06 per share for the nine months ended September 30, 2001. Despite an outstanding third quarter by the Preserver and North East units, continuing higher loss ratios in the Motor Club unit and in the transportation and restaurant classes at Mountain Valley, due to a number of severe losses, reduced third quarter net income compared to 2000.

During the third quarter 2001, the Company’s Motor Club of America Insurance Company (“Motor Club”) unit began implementing the relief it had been granted by the New Jersey Department of Banking and Insurance (“NJ DOBI”) with regard to its private passenger automobile operations. This relief, announced on July 18, is designed to improve Motor Club’s deteriorating financial condition. Motor Club’s premium to surplus ratio continues not to meet industry standards, its share of urban enterprise zone (“UEZ”) business (where it writes double its required amount) is disproportionately high, and A.M. Best recently downgraded the Motor Club unit.  The relief includes the immediate cessation of accepting new business in UEZ’s, the non-renewal of a number of UEZ risks, and relief from assigned risk business.

On November 7, 2001, Motor Club was permitted by the NJ DOBI to modify its tier-rating program, and on an overall revenue-neutral basis to its inforce book of business, its premium rates. Under the latter changes, Motor Club is increasing its liability rates by 6% and reducing its physical damage rates by approximately 5%.  Finally, Motor Club is reducing its commission rate on new business from 10% to 7%. The Company believes that these changes, all of which take effect in December 2001, will assist in improving Motor Club’s financial condition.

Continuing strong premium growth in Commercial Lines by Preserver Insurance Company (“Preserver”) and Mountain Valley Indemnity Company (“Mountain Valley”) (the “Preserver Insurance Group”) reduced New Jersey private passenger automobile business to 42% of consolidated revenues, the lowest in the Company’s history. This percentage should continue to decline in the remainder of 2001 and beyond. The Motor Club unit is separately capitalized from all other subsidiaries and writes only New Jersey private passenger automobile business, the only subsidiary of the Company to write such business.

In response to the Mountain Valley results, the Company is non-renewing all risks classified as transportation risks and has significantly revised its underwriting guidelines for restaurant risks, including mandating significant price increases in this class.  The Company believes that these changes will sharply improve Mountain Valley’s future profitability and that the substantial majority of Mountain Valley’s book of business is profitable.  Excluding the transportation and restaurant classes, net of reinsurance, the loss ratio on the remaining business, which constitutes approximately 70% of Mountain Valley’s insurance premiums, was 69.8% for the nine months ended September 30, 2001.

In addition, given the rapid changes that are occurring in the Commercial Lines market place, including improved pricing opportunities and risk retention, Mountain Valley ceased the use of multiple year policies in the third quarter 2001.  Elimination of this feature will increase premiums on all such policies by 10% on renewal. The Company anticipates further rate increases on all of its business and is making revised rate filings in all of the states in which it conducts business, which will increase premiums further still.

                Preserver Group, Inc. owns and operates five regionally focused property and casualty insurance companies, including Companies that specialize in small and mid-sized commercial insurance through the Preserver Insurance Group.

                The Preserver Insurance Group consists of Preserver Insurance Company, which writes small commercial and homeowners insurance presently in New Jersey, and Mountain Valley Indemnity Company, which writes small and mid-sized commercial insurance presently in New England and New York.  The Preserver Insurance Group is rated B++ (Very Good) by A.M. Best Company. American Colonial Insurance Company plans to commence operations in New York in 2002, writing commercial lines in tandem with Mountain Valley.

                Motor Club of America Insurance Company writes personal automobile insurance in New Jersey and is rated B (Fair) by Best. North East Insurance Company writes personal automobile and small commercial lines insurance in the State of Maine and is rated B (Fair) by Best.

                   Forward-Looking Statement Disclaimer. This press release contains statements that are not historical facts and are considered "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of 1995), which can be identified by terms such as  "believes", "expects",  "may", "will", "should", "anticipates", the negatives thereof, or by discussions of strategy.   Certain statements are forward-looking statements that involve risks, uncertainties, opinions and predictions, and no assurance can be given that the future results will be achieved since events or results may differ materially as a result of risks facing the Company.  These include, but are not limited to, the cyclical nature of the property casualty insurance industry, the impact of competition, product demand and pricing, claims development and the process of estimating reserves, the level of the Company’s retentions, catastrophe and storm losses, legislative and regulatory developments, changes in the ratings assigned to the Company by rating agencies, investment results, availability of reinsurance (particularly with regard to terrorism exposures), availability of dividends from our insurance company subsidiaries, investing substantial amounts  in our  information  systems  and technology,  the  ability  of  our reinsurers to pay reinsurance recoverables owed to us, our  entry into new markets, our acquisition of North East Insurance Company on  September  24,  1999,  our  acquisition  of  Mountain  Valley Indemnity Company on March 1, 2000, our successful integration of these  acquisitions, potential future tax liabilities related to an insolvent subsidiary and state regulatory and legislative  actions which  can affect the profitability of certain lines of  business and  impede our ability to charge adequate rates, and other risks detailed  from  time to time in the Company's  filings  with  the Securities and Exchange Commission.

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SEE STATEMENT OF OPERATIONS ATTACHED

THIS NEWS RELEASE IS ALSO AVAILABLE AT WWW.PRESERVER.COM

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PRESERVER GROUP, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED

STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the nine months ended		For the three months ended
	September 30,		September 30,
	2001	2000	2001	2000
Revenues:		(Restated)		(Restated)
Insurance premiums (net of premiums ceded totaling $10,482,842, $9,196,834, $3,199,598 and ($143,519))	$70,575,516	$61,983,283	$25,475,463	$22,916,035
Net investment income	4,956,096	4,673,887	1,633,251	1,695,897
Realized gains on sales of investments	230,740	8,263	10,261	3,739
Other revenues	93,966	132,000	31,173	29,824
Total revenues	75,856,318	66,797,433	27,150,148	24,645,495

Losses and Expenses:

Insurance losses and loss expenses incurred (net of reinsurance recoveries totaling $11,513,004, $11,014,091, $3,356,175 and $2,871,470)	50,875,530	41,186,980	17,405,770	15,091,837
Amortization of deferred policy acquisition costs	20,722,305	17,603,800	8,376,754	6,487,024
Other operating expenses	3,111,285	4,222,917	1,133,370	1,436,624
Interest expense	1,547,681	1,366,976	515,893	525,966
Amortization of goodwill	63,522	63,522	21,174	21,174

Total losses and expenses	76,320,323	64,444,195	27,452,961	23,562,625

Income (loss) before Federal income taxes	(464,005)	2,353,238	(302,813)	1,082,870

Provision(benefit) for Federal income taxes	(157,758)	815,687	(102,953)	375,348

Net income (loss)	$(306,247)	$1,537,551	$(199,860)	$707,522

Net income (loss) per common share:

Basic	$(0.14)	$0.73	$(0.09)	$0.33

Diluted	$(0.14)	$0.71	$(0.09)	$0.31

Weighted average common and potential common shares outstanding:

Basic	2,124,387	2,124,387	2,124,387	2,124,387
Diluted	2,124,387	2,769,965	2,124,387	2,769,965

Key Financial Statistics:

Book value per share	$15.22	$13.80
Loss ratio (GAAP basis)	72.1%	66.4%	68.3%	65.9%
Expense ratio (GAAP basis)	33.8%	35.3%	37.3%	34.5%
Combined ratio (GAAP basis)	105.9%	101.7%	105.7%	100.4%

Net premium written	$83,254,992	$62,783,761	$27,390,573	$23,469,796